                                                                     EXHIBIT 2.1


================================================================================




                          AGREEMENT AND PLAN OF MERGER




                            Dated as of May 13, 2003




                                      among



                                TOM BROWN, INC.,



                        MAVERICK ACQUISITION CORPORATION



                                       and



                          MATADOR PETROLEUM CORPORATION




================================================================================

                                TABLE OF CONTENTS

   ARTICLE I THE MERGER...........................................................................................1
              1.01. Company Actions...............................................................................1
              1.02. The Merger....................................................................................1
              1.03. Closing.......................................................................................1
              1.04. Effective Time................................................................................2
              1.05. Effects.......................................................................................2
              1.06. Articles of Incorporation and Bylaws..........................................................2
              1.07. Directors and Officers........................................................................2

   ARTICLE II EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES..............3
              2.01. Effect on Capital Stock.......................................................................3
              2.02. Surrender of Certificates; Payment for Shares.................................................4

   ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................................6
              3.01. Organization, Standing and Power..............................................................6
              3.02. Subsidiaries..................................................................................7
              3.03. Capital Structure.............................................................................7
              3.04. Authority; Execution and Delivery; Enforceability.............................................8
              3.05. No Conflicts; Consents........................................................................8
              3.06. Financial Statements; Undisclosed Liabilities.................................................9
              3.07. Absence of Certain Changes or Events.........................................................10
              3.08. Taxes........................................................................................11
              3.09. Absence of Changes in Benefit Plans and Agreements...........................................12
              3.10. ERISA Compliance; Excess Parachute Payments..................................................13
              3.11. Litigation...................................................................................15
              3.12. Compliance With Applicable Laws..............................................................15
              3.13. Environmental Matters........................................................................16
              3.14. Contracts....................................................................................17
              3.15. Labor and Employment Matters.................................................................18
              3.16. Brokers; Fees and Expenses...................................................................19
              3.17. Opinion of Financial Advisor.................................................................19
              3.18. Reserve Information..........................................................................19
              3.19 Intellectual Property.........................................................................20
              3.20 Related Party Transactions....................................................................20
              3.21 Oil and Gas Properties........................................................................20
              3.22 Insurance.....................................................................................21

   ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...................................................21
              4.01. Organization, Standing and Power.............................................................21
              4.02. Sub..........................................................................................22
              4.03. Authority; Execution and Delivery; Enforceability............................................22
              4.04. No Conflicts; Consents.......................................................................22
              4.05. Financing....................................................................................23
              4.06. Litigation...................................................................................23
              4.07. Ownership of Company Common Stock............................................................23

   ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS...........................................................23
              5.01. Conduct of Business..........................................................................23
              5.02. No Solicitation..............................................................................26

   ARTICLE VI ADDITIONAL AGREEMENTS..............................................................................28
              6.01. Shareholders Meeting.........................................................................28
              6.02. Access to Information; Confidentiality.......................................................29
              6.03. Commercially Reasonable Best Efforts; Notification...........................................30
              6.04. Stock Options and 401(k) Profit Sharing Plan.................................................31
              6.05. Indemnification..............................................................................32
              6.06. Fees and Expenses............................................................................33
              6.07. Public Announcements.........................................................................34
              6.08. Transfer Taxes...............................................................................34
              6.09. Support Agreements...........................................................................34
              6.10. Tax Certificates.............................................................................35
              6.11. Further Assurances...........................................................................35

   ARTICLE VII CONDITIONS PRECEDENT..............................................................................35
              7.01. Conditions to Each Party's Obligation to Effect the Merger...................................35
              7.02. Conditions to the Obligations of Parent and Sub..............................................35
              7.03. Conditions to the Obligations of Company.....................................................37

   ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER................................................................37
              8.01. Termination..................................................................................37
              8.02. Effect of Termination........................................................................39
              8.03. Amendment....................................................................................40
              8.04. Extension; Waiver............................................................................40
              8.05. Procedure for Termination, Amendment, Extension or Waiver....................................40

   ARTICLE IX GENERAL PROVISIONS.................................................................................40
              9.01. Nonsurvival of Representations and Warranties................................................40
              9.02. Notices......................................................................................40
              9.03. Definitions..................................................................................41
              9.04. Interpretation...............................................................................43
              9.05. Severability.................................................................................43
              9.06. Counterparts.................................................................................43
              9.07. Entire Agreement; No Third-Party Beneficiaries...............................................43
              9.08. Governing Law; Submission to Jurisdiction....................................................43
              9.09. Attorneys' Fees..............................................................................44
              9.10. Company Disclosure Letter....................................................................44
              9.11. Assignment...................................................................................44
              9.12. Limitations on Warranties....................................................................44
              9.13. Specific Performance.........................................................................45
              9.14. Waiver of Trial by Jury......................................................................45

                             INDEX OF DEFINED TERMS

TERM                                                                                                       SECTION
----                                                                                                       -------
affiliate .........................................................................................            9.03
Agreement .........................................................................................        Preamble
Articles of Merger ................................................................................            1.04
business day.......................................................................................            9.03
Certificates ......................................................................................         2.02(b)
Change in Recommendation ..........................................................................         6.01(a)
Closing ...........................................................................................            1.03
Closing Date ......................................................................................            1.03
Code ..............................................................................................         2.02(f)
Company ...........................................................................................        Preamble
Company Benefit Agreements ........................................................................            3.09
Company Benefit Plans .............................................................................            3.09
Company Board .....................................................................................            1.01
Company Bylaws ....................................................................................            3.01
Company Charter ...................................................................................            3.01
Company Common Stock ..............................................................................        Recitals
Company Disclosure Letter .........................................................................     Article III
Company Financial Statements.......................................................................         3.06(a)
Company knowledge..................................................................................            9.03
Company Material Adverse Effect ...................................................................            9.03
Company Multiemployer Pension Plan ................................................................         3.10(c)
Company Pension Plans .............................................................................         3.10(a)
Company Right .....................................................................................            3.03
Company Rights Agreement ..........................................................................            3.03
Company Shareholder Approval ......................................................................         3.04(a)
Company Shareholders Meeting ......................................................................         6.01(a)
Company Stock Option ..............................................................................         6.04(c)
Company Stock Plan ................................................................................         6.04(c)
Company Takeover Proposal .........................................................................         5.02(c)
Confidentiality Agreement .........................................................................         6.02(b)
Consent ...........................................................................................         3.05(b)
Contract ..........................................................................................            3.03
Credit Facility....................................................................................         3.06(b)
Dissent Shares ....................................................................................         2.01(d)
Dissenters' Statute ...............................................................................         2.01(d)
D&M ...............................................................................................            3.18
Effective Time ....................................................................................            1.04
Environmental Claim ...............................................................................            3.13
Environmental Laws ................................................................................            3.13
ERISA .............................................................................................         3.10(a)
ERISA Affiliate ...................................................................................         3.10(c)
ERISA Affiliate Pension Plan.......................................................................         3.10(c)
Exchange Fund .....................................................................................         2.02(a)

GAAP ..............................................................................................         3.06(a)
Governmental Entity ...............................................................................         3.05(b)
Hazardous Substance ...............................................................................            3.13
Hedge Contracts....................................................................................            8.02
Hydrocarbons.......................................................................................            9.03
in the ordinary course of business ................................................................            9.03
Indemnified Liabilities ...........................................................................         6.05(a)
Indemnified Parties ...............................................................................         6.05(a)
Indemnified Party .................................................................................         6.05(a)
Judgment ..........................................................................................         3.05(a)
Law ...............................................................................................         3.05(a)
Liens .............................................................................................         3.05(a)
Material Contracts ................................................................................            3.14
Merger ............................................................................................        Recitals
Merger Consideration ..............................................................................     2.01(c)(ii)
Option Cancellation Agreement .....................................................................         6.04(a)
Option Consideration ..............................................................................         6.04(a)
Optionholder ......................................................................................         6.04(a)
Parent ............................................................................................        Preamble
Parent Material Adverse Effect ....................................................................            9.03
Paying Agent ......................................................................................         2.02(a)
Permits ...........................................................................................         3.12(b)
person ............................................................................................            9.03
Representatives ...................................................................................         5.02(a)
Reserve Report ....................................................................................            3.18
Rights Agent ......................................................................................            3.03
Shareholders Agreement.............................................................................         3.05(c)
Sub ...............................................................................................        Preamble
Subsidiaries ......................................................................................            3.02
Superior Company Proposal .........................................................................         5.02(c)
Support Agreements ................................................................................            6.09
Surviving Corporation .............................................................................            1.02
Tax Return ........................................................................................         3.08(f)
Taxes .............................................................................................         3.08(f)
TBCA ..............................................................................................            1.02
Termination Fee ...................................................................................         6.06(b)
Transfer Taxes ....................................................................................            6.08

         AGREEMENT AND PLAN OF MERGER dated as of May 13_, 2003 (this "Agreement") among TOM BROWN, INC., a Delaware corporation ("Parent"), MAVERICK ACQUISITION CORPORATION, a Texas corporation and a direct wholly-owned subsidiary of Parent ("Sub"), and MATADOR PETROLEUM CORPORATION, a Texas corporation (the "Company").

         WHEREAS, Parent desires to acquire the Company through the merger of Sub with and into the Company (the "Merger") on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, the respective Boards of Directors of Parent and Sub have determined that the Merger is advisable and in the best interests of their respective shareholders and, by resolution duly adopted, has approved the Merger and this Agreement; and

         WHEREAS, the Board of Directors of the Company has determined that the Merger is advisable and in the best interests of its shareholders and, by resolution duly adopted, has approved the Merger and this Agreement and resolved to recommend that holders of shares of the Company's common stock, par value $0.10 per share ("Company Common Stock"), approve and adopt this Agreement and the Merger;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.01.     Company Actions.

         By action of the Board of Directors of the Company (the "Company Board"), the Company has approved of and consented to the Merger as contemplated by this Agreement.

         Section 1.02.     The Merger.

         On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Business Corporation Act (the "TBCA"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.04 of this Agreement). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (as such, the "Surviving Corporation") and a wholly-owned subsidiary of Parent.

         Section 1.03.     Closing.

         Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII, the closing (the "Closing") of the

Merger shall take place at the offices of Vinson & Elkins, L.L.P., 3700 Trammel Crow Center, 2001 Ross Avenue, Dallas, Texas 75201-2975, as soon as practicable, but in any event within two (2) business days (or up to ten (10) business days at the request of Parent), following the satisfaction or, to the extent permitted by Law (as defined in Section 3.05(a)), waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by Law, waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

         Section 1.04.     Effective Time.

         Prior to the Closing, Parent shall prepare, and as promptly as possible on the Closing Date the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Texas, articles of merger (the "Articles of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the TBCA and shall make all other filings or recordings required under the TBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State of the State of Texas or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

         Section 1.05.     Effects.

         From and after the Effective Time, the Merger shall have the effects provided in Article 5.06A of the TBCA. At the Effective Time, the separate existence of Sub shall cease. All rights, titles and interests to all oil and gas assets and other property owned by the Company and Sub shall be allocated to and vested in the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon. All liabilities and obligations of the Company and Sub shall become liabilities and obligations of the Surviving Corporation. In addition, the Merger will have the effects set forth in Article II.

         Section 1.06.     Articles of Incorporation and Bylaws.

         (a) The Articles of Incorporation of the Company, as amended and in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

         (b) The Bylaws of the Company, as amended and in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and the provisions of the Articles of Incorporation of the Surviving Corporation and applicable Law.

         Section 1.07.     Directors and Officers.

         From and after the Effective Time, the officers of Sub shall be the officers of the Surviving Corporation and the directors of Sub shall be the directors of the Surviving

Corporation, in each case until their respective successors are duly elected and qualified. On or prior to the Closing Date, the Company shall deliver to Parent evidence satisfactory to Parent of the resignations of the officers and directors of the Company and its Subsidiaries (as defined in Section 3.02), such resignations to be effective as of the Effective Time.

                                   ARTICLE II

                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES

         Section 2.01.     Effect on Capital Stock.

         At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub or the Company or their respective shareholders:

         (a) Capital Stock of Sub. Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.10 per share, of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock held in the treasury of the Company or issued and outstanding and owned, directly or indirectly, by Parent or any subsidiary of Parent or the Company, in each case immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in respect thereto.

         (c) Conversion of Company Common Stock.

                  (i) Subject to Sections 2.01(b) and 2.01(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to $17.53, without interest, less any required withholding taxes, upon surrender and exchange of the certificate representing such share.

                  (ii) The cash payable upon the conversion of a share of Company Common Stock pursuant to this Section 2.01(c) is referred to as the "Merger Consideration." As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares of Company Common Stock shall, subject to Section 2.01(d), cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest less any required withholding taxes.

         (d) Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any person who is entitled to dissent from and properly dissents from this Agreement pursuant to, and who complies in all respects with, Articles 5.11, 5.12 and 5.13 of the TBCA (the "Dissenters' Statute"), in each case to the extent applicable ("Dissent Shares"), shall not be converted into a right to receive the Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissent Shares shall be entitled to the right to receive payment of the fair value of such Dissent Shares in accordance with the Dissenters' Statute upon surrender of the certificate or certificates representing such Dissent Shares; provided, however, that if any such holder shall fail to perfect or otherwise shall effectively waive, withdraw or lose the right to receive payment of the fair value under the Dissenters' Statute, then the right of such holder to be paid the fair value of such holder's Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest less any required withholding taxes, as provided in Section 2.01(c). The Company shall give prompt notice to Parent of any objections or demands received by the Company for payment of the fair value of Company Common Stock pursuant to the Dissenters' Statute, and Parent shall have the right to direct all negotiations and proceedings with respect to such objections or demands. Neither the Company nor the Surviving Corporation shall, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such objections or demands, or agree to do any of the foregoing.

         Section 2.02.     Surrender of Certificates; Payment for Shares.

         (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates (as defined in Section 2.02(b)). At or prior to the Closing, Parent shall deposit with the Paying Agent for the benefit of the holders of shares of Company Common Stock the aggregate amount of the Merger Consideration payable in connection with the Merger (collectively, the "Exchange Fund"). The expenses of the Paying Agent shall not be paid from the Exchange Fund, but shall be paid directly by the Surviving Corporation or Parent. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration in exchange for surrendered Certificates pursuant to this Section
2.02 out of the Exchange Fund. Except as contemplated by Section 2.02(d), the Exchange Fund shall not be used for any other purpose.

         (b) Surrender and Payment Procedure. Promptly after the Effective Time, except as otherwise provided in the immediately succeeding sentence, Parent shall cause the Paying Agent to send to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c) (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other customary provisions as Parent may reasonably specify and that are reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. At least ten (10) days prior to the anticipated Closing Date, Parent shall make available to the Company a sufficient number of copies of the letter of transmittal and instructions so that the Company can provide them to its shareholders in advance of the Closing in order to permit shareholders, acting through the Company, to deliver their executed letters of transmittal and to surrender their Certificates to the Parent at the Closing, and the Paying Agent will not be required to send a letter of transmittal and instructions in accordance with the immediately preceding sentence to any shareholders who so deliver their letters of transmittal and surrender their Certificates at the Closing. Upon surrender of a Certificate for cancellation to the Parent or the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (A) the number of shares of Company Common Stock theretofore represented by such Certificate and (B) the Merger Consideration, less any applicable withholding taxes, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

         (c) No Further Ownership Rights in Company Common Stock; Transfer Books. The Merger Consideration paid in accordance with the terms of this
Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled upon payment of the Merger Consideration as provided in this
Article II.

         (d) Termination of Exchange Fund; Investment of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of shares of Company Common Stock (who held shares immediately prior to the Effective Time) on the earlier of (i) the first anniversary of the Effective Time and (ii) any date at least ninety (90) days after the Effective Time if the balance of funds in the Exchange Fund is less than $10 million, shall be returned to the Parent, upon demand, and any such former holder of shares of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Parent, as a general creditor thereof, for payment of such holder's claim for the Merger Consideration. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. The Exchange Fund may be invested only in short-term deposits with a federally insured bank or savings and loan association having a net worth of at least $500 million or in money market funds that only invest in securities rated A or better by Standard & Poor's or U.S. government securities. Any interest and other income resulting from such investments shall be Parent's property and shall be paid to Parent upon request; provided that any losses, expenses, fees and commissions arising therefrom shall be borne by Parent and not by any such former holder of shares of Company Common Stock.

         (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any governmental body or authority), any such Merger Consideration, to the extent permitted by applicable Law, shall become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         (f) Withholding Rights. Parent or the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Merger Consideration otherwise payable to any former holder of shares of Company Common Stock (who held shares immediately prior to the Effective Time) pursuant to this Agreement, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by Parent or the Surviving Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such former holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Surviving Corporation.

         (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and such person agreeing to indemnify the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate (unless such Certificate represents more than 1,000 shares, in which case only upon the posting by such person of a bond in the amount of 3.0% of the Merger Consideration attributable to such lost Certificates, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the letter dated as of the date of this Agreement from the Company to Parent and Sub (the "Company Disclosure Letter") the Company represents and warrants to Parent and Sub as follows:

         Section 3.01.     Organization, Standing and Power.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. The Company is duly qualified to do business in each jurisdiction where (a) the nature of its business or its ownership or leasing of its properties makes such qualification necessary or (b) the failure to so qualify would have a Company Material Adverse Effect (as defined in Section 9.03). The Company has delivered to Parent true, correct and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the "Company Bylaws"). The Company is not in violation of any provision of the Company Charter or the Company Bylaws.

         Section 3.02.     Subsidiaries.

         Except for those entities set forth on Schedule 3.02 of the Company Disclosure Letter (the "Subsidiaries"), the Company has no subsidiaries and does not own, directly or indirectly, any capital stock, partnership interest, joint venture interest or other equity or ownership interest in any person. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Each of the Subsidiaries is duly qualified to do business in each jurisdiction where
(a) the nature of its business or its ownership or leasing of its properties makes such qualification necessary or (b) the failure to so qualify would have a Company Material Adverse Effect. The Company has delivered to Parent true, correct and complete copies of the articles of incorporation, as amended to the date of this Agreement, and bylaws, as amended to the date of this Agreement, of each of the Subsidiaries. None of the Subsidiaries is in violation of any provision of its respective articles of incorporation or bylaws. Each of the representations and warranties made with regard to the Company and contained in Sections 3.07 through 3.16 shall apply also to its Subsidiaries and the use of the term "Company" therein shall mean "the Company and/or its Subsidiaries."

         Section 3.03.     Capital Structure.

         The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.10 per share. At the close of business on May 12, 2003, (i) 14,611,083 shares of Company Common Stock were issued and outstanding, (ii) 472,108 shares of Company Common Stock were held by the Company in its treasury or by any of the Subsidiaries, (iii) 1,247,956 shares of Company Common Stock were subject to issuance upon exercise of outstanding Company Stock Options (as defined in Section 6.04(c)) under the Company Stock Plans (as defined in Section 6.04(c)) at a weighted average exercise price of $8.44 per share, (iv) 1,110,225 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, (vi) one common share purchase right (a "Company Right") for each share of Common Stock outstanding was issued and outstanding in accordance with that certain Rights Agreement (the "Company Rights Agreement"), dated as of May 17, 2001, between the Company and A.G. Edwards & Sons, Inc., as Rights Agent (the "Rights Agent"), and (vii) 40,000,000 shares of Company Common Stock were reserved for issuance pursuant to the exercise of the Company Rights. The Company owns, directly or indirectly, all of the outstanding capital stock of each Subsidiary free and clear of all Liens (as defined in Section 3.05(a)). Except as set forth above, no other shares of capital stock or other voting securities of, or equity interests in, the Company are issued, reserved for issuance or outstanding except shares issued since the date referenced above upon exercise of outstanding Company Stock Options and Company Rights issued in connection therewith. All outstanding shares of Company capital stock or of any Subsidiary's capital stock are, and all such shares of Company capital stock that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the TBCA, the Company Charter, the Company Bylaws (or such Subsidiary's charter or bylaws) or any contract, lease, license, indenture, note, bond, franchise or other agreement (a "Contract") to which the Company or a Subsidiary is a party or otherwise bound. Except as set forth above, there are not any options, warrants, calls, rights, convertible or exchangeable securities, commitments or Contracts to which the Company or a Subsidiary is a party or by which any of them is bound (x) obligating the Company or a Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its Subsidiaries, (y) permitting the holder thereof to vote with shareholders of the Company or a Subsidiary on any matter or (z) obligating the Company or a Subsidiary to issue, grant or enter into any such option, warrant, call, right, security, commitment or Contract. There are not any outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary is a party or to which it or any of them are bound relating to the holding, voting or disposition of any shares of capital stock of the Company or a Subsidiary.

         Section 3.04.     Authority; Execution and Delivery; Enforceability.

         (a) The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and, subject to receipt of the Company Shareholder Approval (as defined below), consummate the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Shareholder Approval required by applicable Law. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock voting as a single class (the "Company Shareholder Approval") is the only vote of any class or series of the Company's capital stock required to approve the Merger and adopt this Agreement.

         (b) The Company Board has duly adopted resolutions (i) approving and declaring the advisability of this Agreement and the Merger in accordance with the applicable provisions of the TBCA, (ii) determining that the terms of the Merger are fair to and in the best interests of the Company and its shareholders and (iii) recommending that the holders of Company Common Stock approve and adopt this Agreement and the Merger. This Agreement and the Merger do not violate any state takeover statute or similar statute or regulation that applies or purports to apply to the Company with respect to this Agreement or the Merger.

         Section 3.05.     No Conflicts; Consents.

         (a) The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger and compliance with the terms of this Agreement will not, (i) conflict with or result in any violation of any provision of the Company Charter or the Company Bylaws or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to the filings and other matters referred to in Section 3.05(b), conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledge, lien, charge, mortgage, encumbrance or security interest (collectively, "Liens") upon any of the properties or assets of the Company or any of its Subsidiaries under, or require the consent of any person under, any provision of any Contract to which the Company or any of its Subsidiaries is a party or by which any of its or their properties or assets is bound or affected or (iii) subject to the filings and other matters referred to in Section 3.05(b), conflict with or result in any violation of any domestic or foreign judgment, injunction, order or decree ("Judgment") or domestic or foreign statute, law (including common law), ordinance, rule or regulation ("Law") applicable to the Company or any of its Subsidiaries or its or their properties or assets, except in the case of clauses (ii) and (iii) above, for such matters as, individually or in the aggregate, would not have a Company Material Adverse Effect.

         (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or notice to, or Permit (as defined in Section 3.12(b)) from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") or third person, is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Texas and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (ii) such filings as may be required in connection with the Taxes (as defined in Section 3.08(f)) described in Section 6.08, and (iii) such other items which if not obtained would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (c) The Company Board has taken all action necessary (x) to cause the execution of this Agreement and the transactions contemplated hereby, including delivery of the Support Agreements (as defined in Section 6.09) and consummation of the Merger, to be exempt from Part Thirteen of the TBCA and Section 5(b) of that certain Shareholders Agreement by and among the Company and certain of its shareholders dated July 20, 1998 (the "Shareholders Agreement"), and (y) to (i) render the Company Rights inapplicable to this Agreement and the Merger and the execution and delivery of the Support Agreements, (ii) ensure that (A) neither Parent nor Sub nor any of its "Affiliates" or "Associates" is or will become an "Acquiring Person" (each as defined in the Company Rights Agreement) by reason of this Agreement, the Merger and the execution and delivery of the Support Agreements, and (B) a "Distribution Date" (as defined in the Company Rights Agreement) will not occur by reason of this Agreement, the Merger or the Proxy and Support Agreements, and (iii) cause the Company Rights to expire immediately prior to the Effective Time.

         Section 3.06.     Financial Statements; Undisclosed Liabilities.

         (a) The consolidated financial statements of the Company and its Subsidiaries for each of the three years ended December 31, 2002 and for the three months ended March 31, 2003 (the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto and except that the March 31, 2003 financial statements have been so prepared to the Company's knowledge) and fairly present in all material respects, in accordance with GAAP, the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated; provided, however, the financial statements for the three months ended March 31, 2003 exclude any notes to the financial statements that may be required by GAAP and are subject to normal year-end audit adjustments, including adjustments as may be required by SFAS 143.

         (b) Except as set forth in the Company Financial Statements, incurred since March 31, 2003 in the ordinary course of business, or drawn on the Company's bank line of credit evidenced by that certain Second Amended and Restated Loan Agreement, dated June 5, 1998, among the Company, certain of its Subsidiaries and the lenders party thereto (as amended to the date hereof, the "Credit Facility") in the ordinary course of business, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would have a Company Material Adverse Effect.

         Section 3.07.     Absence of Certain Changes or Events.

         Since December 31, 2002, the Company has conducted its business only in the ordinary course of business, and there has not been:

         (a) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

         (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or otherwise) with respect to any Company capital stock (other than dividends or distributions by a Subsidiary to the Company or the regular cash dividends paid with respect to the fourth quarter of 2002 and the first quarter of 2003 at a quarterly rate of $0.015 per share on the Company Common Stock) or any repurchase, redemption or other acquisition or offer to do so by the Company of any capital stock or other equity securities of, or other ownership interests in, the Company;

         (c) any split, combination or reclassification of any Company capital stock or any issuance of or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock;

         (d) any grant by the Company to any director or officer of the Company of any increase in compensation, bonus or other benefits;

         (e) any change in accounting methods, principles or practices, except for such changes as may have been required by a change in GAAP;

         (f) any (i) material elections with respect to Taxes by the Company,
(ii) settlement or compromise by the Company of any material Tax liability or refund or (iii) assessment of a material Tax against the Company by any Governmental Entity;

         (g) any amendment of any term of any outstanding security of the Company that would materially increase the obligations of the Company under such security;

         (h) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money except for borrowings under the Company's Credit Facility;

         (i) any creation or assumption by the Company of any Lien on any asset of the Company other than a Lien to secure the Company's Credit Facility;

         (j) any making of any loan, advance or capital contribution to or investment in any person by the Company other than (i) in connection with any acquisition or capital expenditure permitted by Section 5.01, or (ii) loans or advances to employees of the Company made in the ordinary course of business;

         (k) (i) any acquisition by the Company by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, (ii) any sale, lease, license, encumbrance or other disposition of material assets of the Company, other than sales of produced Hydrocarbons (as defined in Section 9.03) or tangible equipment and inventory in the ordinary course of business and the Lien securing the Company's Credit Facility, (iii) any capital expenditures by the Company, other than in connection with its drilling and completion activities (both on Company-operated and non-operated properties), new oil and gas leases, renewals of oil and gas leases, non-producing leasehold acquisitions, acquisitions of producing oil and gas properties and otherwise in the ordinary course of business, or (iv) any modification, amendment, assignment or termination by the Company of any Contract, license or other right (other than oil and gas leases or other Contracts expiring pursuant to their terms) that, individually or in the aggregate with all such modifications, amendments, assignments and terminations, has had or would reasonably be expected to have a Company Material Adverse Effect;

         (l) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

         (m) any material downward revaluation by the Company of any of its material assets, including but not limited to writing down the value of its oil and gas properties as a whole or writing off notes or accounts receivable, other than in the ordinary course of business; or

         (n) any agreement, commitment or undertaking to take any action referred to in Sections 3.07(a) through 3.07(m).

         Section 3.08.     Taxes.

         (a) The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (including those returns requiring estimates of Tax payments) required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. The Tax Returns have been prepared in accordance with all applicable Laws. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid.

         (b) The Company has not requested any extension of time in which to file any Tax Return, which Tax Return has not since been filed, except for the Company's federal income tax return and Texas franchise tax returns for 2002 for which extensions of time have been or will be properly filed. No audits, investigations or other proceedings by a Governmental Entity are presently pending against the Company that could materially affect the liability of the Company for Taxes, and no notification has been received by the Company that any such audit, investigation or proceeding is threatened.

         (c) The Company Financial Statements reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements. No material deficiency with respect to any Taxes has been threatened, proposed, asserted or assessed against the Company, and no waivers or extensions of the statute of limitations with respect to any Taxes are pending.

         (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company.

         (e) The Company has never been a member of an affiliated, consolidated, combined or unitary group and has no liability for the payment of Taxes of any other entity as a result of being a member of such a group or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any Taxes.

         (f) For purposes of this Agreement:

         "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

         "Tax Return" means any federal, state, local, provincial or foreign Tax return, declaration, statement, report, schedule, form or information return or any amended Tax return relating to Taxes.

         Section 3.09.     Absence of Changes in Benefit Plans and Agreements.

         There has not been any adoption or amendment in any material respect by the Company of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, supplemental income, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, severance, disability or medical plan, which the Company maintains or contributes to, providing benefits to any current or former employee, officer or director of the Company (collectively, "Company Benefit Plans") since December 31, 2002 and, except as required to comply with applicable Law or to fully vest employees in their account balances under any Company Pension Plans. Schedule 3.09 of the Company Disclosure Letter contains a list of each employment, consulting, indemnification, severance or termination agreement or arrangement, non-compete agreement, confidentiality agreement, nonsolicitation and business diversion agreement or tax gross-up agreement between the Company and any current or former employee, officer or director of the Company for which the Company has any obligation or liability (collectively, "Company Benefit Agreements") and, except as required to comply with applicable Law, since December 31, 2002 there has not been any adoption or amendment (in any material respect with respect to items other than Company Benefit Agreements) of any Company Benefit Agreement or any personnel policy, vacation policy or other arrangement, program, practice or understanding providing Company benefits to any current or former employee, officer or director.

         Section 3.10.     ERISA Compliance; Excess Parachute Payments.

         (a) Schedule 3.10(a) of the Company Disclosure Letter contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans and Company Benefit Agreements (i) for which the Company has any obligation or liability and (ii) which the Company has maintained, or contributed to, or to which the Company is a party, for the benefit of any current or former employees, officers or directors of the Company, which has been as maintained or contributed to by the Company within six years prior to the Effective Time. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan and Company Benefit Agreement including all amendments thereto (or, in the case of any unwritten Company Benefit Plan or Company Benefit Agreement, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan and (v) each employment and consulting agreement to which the Company is a party or is bound.

         (b) Each Company Pension Plan has received a favorable opinion, advisory, notification or determination letter from the Internal Revenue Service to the effect that such Company Pension Plan (and the underlying prototype or model document) is qualified in form under Sections 401(a) and 501(a), respectively, of the Code, and no such opinion, advisory, notification or determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor except as required to comply with applicable Law or to the knowledge of the Company, has any such Company Pension Plan been amended since the date of its most recent opinion, advisory, notification or determination letter or application therefor in any respect that would materially adversely affect its qualification. The Company has substantially complied with all obligations, whether by operation of law or contract, including reporting and disclosure requirements, relating to the Company Benefit Plans or Company Benefit Agreements. There is no material pending or, to the knowledge of the Company, threatened litigation relating to the Company Benefit Plans. There are no matters, to the knowledge of the Company, pending before the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity with respect to any Company Benefit Plan.

         (c) No Company Pension Plan that is a defined benefit plan subject to Title IV of ERISA other than any Company Pension Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Company Multiemployer Pension Plan"), had, as of the respective last annual valuation date for each such Company Pension Plan, any "unfunded benefit liabilities" (as such term is defined in Section 4001(a)(18) of ERISA), based on reasonable actuarial assumptions that have been furnished to Parent by the actuary for such

Company Pension Plan, and there has been no material adverse change in the financial condition of any Company Pension Plan since its last such annual valuation date. Except for premiums due under Section 4007 of ERISA, no liability under Subtitle C or D of Title IV of ERISA has, in the six years before the Effective Time, been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated Company Pension Plan that is a "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001(b) of ERISA or Section 414 of the Code (an "ERISA Affiliate"), which has been maintained or contributed to by such ERISA Affiliate within six years prior to the Effective Time (an "ERISA Affiliate Pension Plan"). None of the Company, any officer of the Company or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder, or, to the knowledge of the Company, any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that subjects the Company or any officer of the Company to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or 502(l) of ERISA. In the six years before the Effective Time, none of such Company Benefit Plans which are single-employer plans and their corresponding trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan, and no notice of a reportable event will be required to be filed in connection with the Merger. Neither the Company nor any ERISA Affiliate has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) during the last six years with respect to any Company Multiemployer Pension Plan or any Multiemployer plan which has been maintained or contributed to by such ERISA Affiliate within six years prior to the Effective Time. As to each Company Multiemployer Pension Plan, Schedule 3.10(c) of the Company Disclosure Letter accurately describes the withdrawal liability which would be owed by the Company if the Company ceased contributing thereto as of the Effective Time. All contributions and premiums which are due and payable under the terms of any Company Benefit Plan and the provisions of the Code, ERISA and other applicable law as of the date hereof have been timely made or have been reflected on the most recent balance sheet of the Company furnished to Parent. Neither any Company Pension Plan nor any ERISA Affiliate Pension Plan has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, and all contributions required by
Section 302 of ERISA and Section 412 of the Code have been timely made thereto.

         (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan is funded through a "welfare benefit fund" (as such term is defined in Section 419(e) of the Code),
(ii) each such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) complies substantially with the applicable requirements of Section 4980B(f) of the Code and (iii) each such Company Benefit Plan (including any such Company Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company on or at any time after the Effective Time. Except as may be required by Section 4980B(f) of the Code, or applicable state health continuation laws, the Company has no obligations for retiree health and life benefits under any Company Benefit Plan or Company Benefit Agreement.

         (e) The consummation of the Merger will not (x) entitle any employee, officer or director of the Company to severance pay or an election to terminate and receive severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans or Company Benefit Agreements or (z) result in any breach or violation of, or a default under, any of the Company Benefit Plans or Company Benefit Agreements.

         (f) Other than payments that may be made to the persons and in the amounts listed in Schedule 3.10(f) of the Company Disclosure Letter, (i) any amount or economic benefit that is received or owed (whether in cash or property or the vesting of property) under any Company Benefit Plan or Company Benefit Agreement or otherwise as a result of the Merger or, to the Company's knowledge, any other event prior to the Effective Time (including upon, as a result of or in connection with a termination of employment on or following the Effective
Time), by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) will not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), and
(ii) no disqualified individual is entitled to receive any additional payment from the Company or any other person under any Company Benefit Plan or Company Benefit Agreement or otherwise as a result of the Merger in the event that the excise tax under Section 4999 of the Code is imposed on such disqualified individual.

         Section 3.11.     Litigation.

         There is no suit, action, proceeding or investigation pending against, or to the knowledge of the Company threatened against, the Company or any of the Company's properties or rights before any arbitrator, court or other Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement. The Company is not subject to any outstanding Judgment against the Company or naming the Company as a party that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

         Section 3.12.     Compliance With Applicable Laws.

         (a) The Company is, and the Company's operations have been conducted, in compliance with all applicable Laws, except for such failures to comply as, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has not received any written notice: (i) of any administrative, civil or criminal investigation or audit (other than Tax or government royalty audits) by any Governmental Entity relating to the Company or
(ii) during the past two years, from any Governmental Entity alleging that the Company is not in compliance in any material respect with any applicable Law that has not otherwise been cured to the satisfaction of such Governmental Entity.

         (b) The Company has in full force and effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits, exemptions, exceptions, registrations and rights of or with all Governmental Entities ("Permits") necessary for the Company to own, lease or otherwise hold and to operate the Company's properties and assets and to carry on the Company's business and operations as now conducted, except for the failure to have such Permits that, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect. There have occurred no defaults under, or violations of, any such Permit, except for such defaults and violations that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no action, proceeding or investigation pending or to the knowledge of the Company, threatened, that could reasonably be expected to result in suspension, revocation or cancellation of any Permits. The Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

         (c) This Section 3.12 does not relate to matters with respect to Taxes, which are the subject of Section 3.08, or to environmental matters, which are the subject of Section 3.13.

         Section 3.13.     Environmental Matters.

         Except for such matters as, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect, (i) the Company and its operations and properties are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws, (ii) the Company is not currently subject to an Environmental Claim, and the Company has no knowledge of any such Environmental Claim being threatened, (iii) no material Lien has been placed upon any of the Company's properties under any Environmental Law, (iv) the Company has not entered into or agreed to any Governmental Entity decree, order or agreement and is not subject to any judgment relating to compliance with any Environmental Law and, to the Company's knowledge, no reasonable basis for believing that circumstances currently exist whereby such decrees, orders, agreements, or judgments will be sought against the Company; (v) all Permits required of the Company under applicable Environmental Laws for conducting its operations have been obtained, the terms and conditions of all such Permits are being complied with, and all such Permits are currently valid and in full force and effect;
(vi) to the knowledge of the Company, there have been no releases of Hazardous Substances on, under or from the Company's properties as a result of the Company's operations or, to the knowledge of the Company, there have been no releases or threatened releases of Hazardous Substances resulting from operations of the Company at locations offsite the Company's properties; (vii) to the knowledge of the Company, there has not been exposure of any person or property to Hazardous Substances as a result of the Company's operations that would reasonably be expected to form the basis for a claim for damages or compensation; and (viii) the Company has provided to Parent and Sub all internal and external environmental audits, studies, documents, and correspondence on environmental matters, Hazardous Substances, and compliance with applicable Environmental Laws relating to the Company's operations and properties that are in the possession or control of the Company. "Environmental Claim" means any claim, demand, action, suit, complaint, proceeding, directive, environmental information request, investigation, Lien, demand letter or notice (written or oral) of noncompliance, violation or liability by any person asserting liability or potential liability (including, without limitation, liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (i) the presence, discharge, emission, transportation, release or threatened release of any Hazardous Substance at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or any Permit issued under any Environmental Law, or (iii) otherwise relating to obligations or liabilities under any Environmental Law, which has had or would reasonably be expected to result in a Company Material Adverse Effect. "Environmental Laws" means any and all applicable federal, state or local statutes, laws, rules, regulations, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including common law) of any foreign government, the United States, or any state, local, municipal or other Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment (including, without limitation, indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species), Hazardous Substances (including, without limitation, any generation, use, storage, treatment, transportation, release, discharge or emission thereof), or human health as affected by the environment or Hazardous Substances (including, without limitation, employee health and safety). "Hazardous Substance" means all petroleum hydrocarbons, petroleum products, natural gas, crude oil and any components, fractions, or derivatives thereof, explosive or radioactive substances, materials or wastes, hazardous or toxic substances, materials or wastes, asbestos, asbestos-containing materials, pollutants and contaminants and all other substances, materials or wastes, whether or not defined as such, that are regulated pursuant to or that could result in liability under any applicable Environmental Law.

         Section 3.14.     Contracts.

         Except for Contracts listed on Schedule 3.14 of the Company Disclosure Letter, the Company is not a party to or bound by or otherwise subject to any Contracts of the following nature (collectively, the "Material Contracts"): (i) any Contract which restricts the Company or any of its affiliates from competing in any line of business or with any person in any geographical area; (ii) any Contract involving (A) the acquisition, merger or purchase of all or substantially all the assets or business of a third party, (B) the sale of assets other than sales of produced Hydrocarbons or tangible equipment or inventory in the ordinary course of business, (C) the purchase of any real property or oil and gas properties involving consideration of $0.5 million or more or (D) the grant to any person of any preferential right to purchase any material asset or assets of the Company; (iii) any Contract which contains a "change in control" or similar provision pursuant to which the execution and delivery of this Agreement, or the consummation of the Merger or execution of the Support Agreements would give rise to any right (including any right of termination, cancellation, acceleration or vesting) or benefit; (iv) any Contract, including any mortgage or other grant of security interests, guarantee or note, relating to the borrowing of money; (v) any Contract which would prohibit or materially delay the consummation of the Merger; (vi) any Contract not entered into in the ordinary course of business involving in excess of $100,000; (vii) any Contract containing covenants purporting to limit the freedom of the Company or any of its Subsidiaries to hire an individual or group of individuals; (viii) any Contract relating to any outstanding commitment for capital expenditures in excess of $0.5 million other than Contracts relating to its ongoing drilling and completion operations in the ordinary course of business; (ix) any Contract requiring contingent payments by the Company or any of its Subsidiaries in connection with the purchase of oil and gas properties;
(x) confidentiality or standstill agreements with any person (the effectiveness of which extends beyond the date that is six months following the date hereof) that restrict the Company or any of its Subsidiaries in the use of any information or the taking of any actions by the Company or its Subsidiaries entered into in connection with the consideration by the Company or any of its Subsidiaries of any acquisition of equity interests or assets; (xi) any Contract in favor of directors or officers that provide rights to indemnification and (xii) any Contract that is material to the Company and its Subsidiaries taken as a whole other than those that are covered by (i) through (xii) of this Section 3.14. Except as, individually or in the aggregate, would not have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect, the Company is not in breach or default under any Material Contract nor has the Company received any notice that it is in breach or default and, to the Company's knowledge, no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default by the Company thereunder and to the knowledge of the Company, no other party to any Material Contract is in breach or default thereunder.

         Section 3.15.     Labor and Employment Matters.

         (a) The Company has provided to Parent a true, correct and complete list of the Employees employed by the Company as of May 12, 2003, their employment classification and their level of compensation. There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound and none are being negotiated. To the knowledge of the Company, there have been no labor union organizing activities involving the Company, the Company has not agreed to recognize any union or collective bargaining representative, and the Company has not had any actual or threatened employee strike, work stoppage, slowdown or lockout. To the knowledge of the Company, the Company has not engaged in any unfair labor practice and has not received any notice of any claim with respect thereto and has no charges of unfair labor practices pending against it.

         (b) All employees of the Company have been paid in full wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay and other compensation for all services performed by them that has accrued to them, payable in accordance with the obligations of the Company under any employment or labor practices and policies, or individual agreement to which the Company is a party, or by which the Company may be bound. All employees of the Company are lawfully authorized to work in the United States according to federal immigration laws. There are no agreements, labor practices, policies or procedures, or other representations, whether written or, to the knowledge of the Company, oral, which have been made to the employees of the Company that commit the Parent and Sub to retain them as employees for any period of time subsequent to Closing. The Company is not a party to any agreements or arrangements or subject to any requirement that in any manner requires or may require the Parent or the Sub to hire any employee of the Company or restrict the Parent or the Sub from relocating, consolidating, merging or closing, in whole or in part, any portions of the Company's business, subject to applicable Law.

         (c) There are no non-competition or confidentiality agreements between the Company and its employees that may interfere with the employees performing their job duties for the Parent or the Sub. There are no claims, lawsuits, petitions, charges, investigations, complaints, proceedings, suits, demands or actions which are pending against the Company before any Governmental Entity or arbitrator, or which have been asserted or threatened against the Company, including without limitation, those for: (i) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation or benefits; (ii) alleged unlawful, unfair, wrongful or discriminatory employment or labor practices; (iii) alleged breach of contract or other claim arising under a collective bargaining agreement or individual agreement or any other employment covenant whether expressed or implied;

(iv) alleged violation of a statute, ordinance, contract or regulation relating to minimum wages or maximum hours of work; (v) alleged violation of Occupational Safety and Health Standard; or (vi) alleged violation of plant closing and mass layoff, immigration, worker's compensation, disability, unemployment compensation, whistleblower laws, or other employment or labor relations law; and to the knowledge of the Company no reasonable basis therefor exists.

         Section 3.16.     Brokers; Fees and Expenses.

         No broker, investment banker, financial advisor or other person, other than Lehman Brothers Inc. and A.G. Edwards & Sons, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Lehman Brothers Inc. and between the Company and A.G. Edwards & Sons, Inc. relating to the Merger. Schedule 3.16 of the Company Disclosure Letter sets forth the maximum amount of expenses and fees that have been paid or will be payable by the Company or any of its Subsidiaries to all attorneys, accountants and other service providers in connection with the Merger (or the matters related thereto).

         Section 3.17.     Opinion of Financial Advisor.

         The Company has received the written opinion of Lehman Brothers Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock is fair to the holders of Company Common Stock from a financial point of view and has provided a copy of such letter to Parent.

         Section 3.18.     Reserve Information.

         The underlying factual information provided to DeGolyer and MacNaughton ("D&M") by or on behalf of the Company or its Subsidiaries in connection with their Reserve Report dated December 31, 2002 (the "Reserve Report"), to the extent that it was relied upon by D&M in the preparation of its report on the Company's proved reserves as of December 31, 2002, was, at the time of delivery, true and correct in all material respects. The Company has no knowledge of any material errors in such underlying factual information supplied to D&M for purposes of preparing such report and the conclusions in such report are not in any material way unreasonable when compared with the Company's own evaluation of the properties included in such report as of December 31, 2002 taken as a whole. The Company has provided Parent with a true, correct and complete copy of the D&M Reserve Report. Except for changes (including changes in commodity prices or service costs) generally affecting the oil and gas industry and disposition of oil and gas properties since the date thereof, there have been no changes in respect of the oil and gas properties covered by the Reserve Report that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect; provided further that changes in evaluation methods, criteria or techniques used by Purchaser will not constitute such a change. Set forth in Schedule 3.18 of the Company Disclosure Letter is a list of all material oil and gas properties that were included in the Reserve Report that have been disposed of prior to the date of this Agreement.

         Section 3.19      Intellectual Property.

         The Company and its Subsidiaries own or possess all necessary licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Company Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing which would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except in the ordinary course of business, neither the Company nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. The conduct of the Company's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in a way which would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no infringement of any proprietary right owned by or licensed by or to the Company or any of its Subsidiaries in a way which would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         Section 3.20      Related Party Transactions.

         Except as set forth in Schedule 3.20 of the Company Disclosure Letter, to the knowledge of the Company no shareholder nor any officer or director of the Company or any of its Subsidiaries owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries. No shareholder, officer or director of the Company or any of its Subsidiaries (a) to the knowledge of the Company has any claim, charge, action or cause of action against the Company or any of its Subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any Company Pension Plan, Company Benefit Plan or Company Benefit Agreement existing on the date hereof, (b) to the knowledge of the Company, has made, on behalf of the Company or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any shareholder owning more than 1% of the outstanding Company Common Stock or any officer or director of the Company or any of its Subsidiaries is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (c) owes any money to the Company or any of its Subsidiaries or (d) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

         Section 3.21      Oil and Gas Properties.

         (a) Except for property sold, used or otherwise disposed of since December 31, 2002 in the ordinary course of business for fair value, the Company has defensible title in respect of oil and gas properties, of a type and nature customarily acceptable to the reasonably prudent oil and gas operator of oil and gas interests for all oil and gas properties, interests in properties and assets, real and personal, reflected in the Company's December 31, 2002 financial statements, free and clear of any Lien, except: (i) Liens securing the Company's Credit Facility and industrial revenue bonds reflected in the balance sheet of the Company as of December 31, 2002;
(ii) Liens for current taxes not yet due and payable; (iii) statutory liens and operator's liens incurred in the ordinary course of business in connection with the Company's oil and gas business; and (iv) such imperfections of title, easements and Liens that would not have, individually or in the aggregate, a Company Material Adverse Effect.

         (b) All leases and other agreements pursuant to which the Company or any of its Subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property are in good standing, valid, and effective, except where the failure to be in good standing, valid or effective would not have, individually or in the aggregate, a Company Material Adverse Effect; and there is not, under any such leases, any default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. All significant operating equipment related to the wells and gathering systems owned by the Company and its Subsidiaries is in good operating condition, ordinary wear and tear excepted, except where the failure to maintain such operating equipment in such condition would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of hydrocarbons without paying therefor. Set forth on Schedule 3.21(b) of the Company Disclosure Letter is a statement of the Company's net overproduction, determined on a Company-wide basis.

         Section 3.22      Insurance.

         The Company and its Subsidiaries own and are beneficiaries under insurance policies underwritten by reputable insurers that, as to risks insured, coverages and related limits and deductibles, are customary in the industry in which the Company and its Subsidiaries operate. All premiums due with respect to all such insurance policies that are material have been paid and, to the knowledge of the Company, all such policies are in full force and effect. There is no material claim by the Company or any of its Subsidiaries pending under any of the Company's insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Neither the Company nor any of its Subsidiaries has received any notice, which remains outstanding, of cancellation or termination with respect to any material insurance policy.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

         Section 4.01.     Organization, Standing and Power.

         Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

         Section 4.02.     Sub.

         Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub is a wholly-owned subsidiary of Parent.

         Section 4.03.     Authority; Execution and Delivery; Enforceability.

         Each of Parent and Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Merger. The execution, delivery and performance by each of Parent and Sub of this Agreement and the consummation by it of the Merger have been duly authorized by all necessary corporate and shareholder action on the part of Parent and Sub. Parent, as sole shareholder of Sub, has adopted this Agreement and approved the Merger. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). The affirmative vote of the holders of two-thirds of the outstanding shares of common stock of Sub voting as a single class is the only vote of any class or series of Sub's capital stock required to approve the Merger and adopt this Agreement.

         Section 4.04.     No Conflicts; Consents.

         (a) The execution, delivery and performance by each of Parent and Sub of this Agreement do not, and the consummation of the Merger and compliance with the terms of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) other than the Parent's credit facility, any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, except in the case of clauses (ii) and (iii) above, for such matters as, individually or in the aggregate, would not have a Parent Material Adverse Effect (as defined in Section 9.03).

         (b) No Consent of, or registration, declaration or filing with, or notice to, or Permit from any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Texas, (ii) such filings as may be required in connection with the Taxes described in Section 6.08, (iii) such filings as may be required under federal or state securities Laws, and (iv) such other items as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

         Section 4.05.     Financing.

         Parent will have as of the Closing Date (through cash on hand and existing credit arrangements or otherwise) all of the funds necessary for the payment of the aggregate amount of Merger Consideration payable pursuant to the Merger, as and when required hereunder, and to perform its and Sub's obligations under this Agreement. Parent has provided to the Company a true and complete copy of the commitment letter from JP Morgan Chase Bank evidencing the availability to Parent of the bridge facilities necessary to fund the aggregate Merger Consideration, and such commitment letter shall remain effective through the Closing, or, if it expires or is terminated prior to Closing, it shall be promptly replaced with one or more substantially equivalent funding commitments in favor of Parent sufficient to fund fully the aggregate Merger Consideration, which shall remain effective through the Closing or be replaced by substantially equivalent commitments. Parent shall promptly provide a true and complete copy of all such replacement funding commitments, if any, to the Company.

         Section 4.06.     Litigation.

         There is no suit, action, proceeding or investigation pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its subsidiaries before any Governmental Entity that questions the validity of this Agreement or any action to be taken by Parent or Sub in connection with the consummation of the Merger or would otherwise prevent or delay the consummation of the Merger.

         Section 4.07.     Ownership of Company Common Stock.

         As of the date hereof, neither Parent nor any of its subsidiaries beneficially owns any shares of Company Common Stock.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         Section 5.01.     Conduct of Business.

         (a) Conduct of Business by the Company. Except for matters set forth in
Schedule 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course of business and use its commercially reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and key employees, preserve its relationships with third parties and maintain its material rights and franchises. In addition, and without limiting the generality of the foregoing, except for matters set forth in Schedule 5.01(a) of the Company Disclosure Letter or except as otherwise expressly contemplated or permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not do, and will not permit any of its Subsidiaries to do (x) anything or take any action not in the ordinary course of business or (y) any of the following without the prior written consent of Parent:

         (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of the Company's or any Subsidiary's capital stock (other than dividends or distributions by a Subsidiary to the Company), (B) effect any reorganization or recapitalization or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) directly or indirectly offer to or purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (ii) offer, issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any Lien or limitation on voting rights (A) any shares of its capital stock or capital stock of any Subsidiary, (B) any securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire, any such shares, voting securities or convertible or exchangeable securities or (C) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement;

         (iii) propose or adopt any amendments to the Company Charter or the Company Bylaws or amend or otherwise modify the terms of any outstanding capital stock, securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire such securities the effect of which will make such terms more favorable to the holders thereof;

         (iv) expand, or fail to maintain, its planned level of drilling and completion activities at seven drilling rigs with respect to properties that it operates in accordance with the drilling schedule covering the next 90 days that the Company has provided to Parent and that identifies the wells to be drilled during such period, except to the extent the Company reasonably believes such activities would result in a default of a covenant under the Company's Credit Facility or where it would be reasonable for a prudent operator to change drilling locations, delay or accelerate drilling of specific wells or change the order of drilling of wells to maximize the efficiency of the drilling program and/or to minimize risks and/or costs of such program provided that such change, delay or acceleration in such program is discussed at an operational meeting of the Company at which Parent has a representative and reasonable operational consensus is achieved, or fail to continue to participate in the ordinary course of business in drilling, workover, completion and recompletion activities with respect to properties it does not operate without prior notification to Parent;

         (v) (A) merge, consolidate, combine, dissolve or liquidate or resolve to or publicly announce an intention to do any of the foregoing, (B) acquire or agree to acquire, directly or indirectly by merger, consolidation, equity interest purchase or otherwise, any producing oil and gas properties in excess of $1.0 million individually or in the aggregate, or enter into or acquire any new non-producing oil and gas leases in excess of $0.5 million individually or $1.5 million in the aggregate, or (C) enter into or acquire any renewals of non-producing oil and gas leases in excess of $0.5 million individually or $1.5 million in the aggregate;

         (vi) (A) grant to any employee, officer or director of the Company or any Subsidiary any increase in compensation or pay any bonus, except to the extent required under agreements in effect as of the date of this Agreement, (B) establish, adopt, enter into or amend any Company Benefit Agreement, any collective bargaining agreement, other labor union agreement or Company Benefit Plan or (C) grant any severance or termination pay (other than pursuant to Company Benefit Plans listed on Schedule 3.10 to the Company Disclosure Letter);

         (vii) make any change in accounting methods, principles or practices in effect at December 31, 2002, except as required by a change in GAAP;

         (viii) sell, lease (as lessor), license, farm out, encumber or otherwise dispose of or subject to any Lien any properties or assets, except for sales of produced Hydrocarbons or for sales of tangible equipment or inventory of not more than $0.5 million and except for the Lien securing the Company's Credit Facility;

         (ix) (A) incur, create, assume, guaranty or otherwise become liable for any indebtedness except (x) trade debt in the ordinary course of business and
(y) pursuant to existing credit facilities or arrangements or any extensions, renewals or redeterminations thereof, or (B) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

         (x) make or change any material Tax election or settle or compromise any material Tax liability or refund or change any of its methods of reporting income or deductions for U.S. federal tax purposes except as may be required by Law;

         (xi) (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation other than insured claims or liabilities, repayments of borrowings under the Company's Credit Facility or the payment, discharge, settlement or satisfaction, in accordance with their terms, of liabilities reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company provided to Parent prior to the date hereof or incurred since the date of such financial statements in the ordinary course of business or (B) cancel or forgive any indebtedness to the Company or any Subsidiary;

         (xii) permit any material insurance policy naming it as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration; or

         (xiii) except as otherwise permitted by Section 5.02, enter into, renew, modify, amend or terminate, or waive, assign or release any material rights or claims, or grant any consent under, any confidentiality agreement relating to a Company Takeover Proposal (as defined in Section 5.02(c)) or under any standstill or similar agreement or fail to fully enforce any such agreement upon the request of Parent;

         (xiv) enter into, renew, modify, amend or terminate any Material Contract, or waive, delay the exercise of, assign or release any material rights or claims thereunder, except as otherwise permitted above in this Section 5.01, or enter into or amend in any material manner any Contract or commitment with any former or present director, officer or employee of the Company or any Subsidiary or with any affiliate of any of the foregoing persons;

         (xv) amend, modify, terminate or propose to amend, modify or terminate the Company's Rights Agreement or redeem any rights issued pursuant to the Company's Rights Agreement except to the extent required under this Agreement or by a court of competent jurisdiction, or take any action to exempt or make not subject to (1) the Company's Rights Agreement, (2) the provisions of Part Thirteen of the TBCA, or (3) any other state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Parent and its subsidiaries) or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or

         (xvi) authorize, or commit or agree to take, any of the foregoing actions or take any action that would (y) make any representation or warranty in
Article III hereof untrue or incorrect in any material respect, or (z) result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied.

         (b) Advice of Changes. The Company shall promptly advise Parent of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect.

         Section 5.02.     No Solicitation.

         (a) From the date hereof, the Company shall not (whether directly or indirectly through advisors, agents, representatives or other intermediaries), and the Company shall not authorize or permit its officers, directors, advisors, representatives and other agents (collectively, its "Representatives") to, directly or indirectly, (i) continue any discussions or negotiations, if any, with any persons, other than Parent and Sub, conducted heretofore with respect to any Company Takeover Proposal (as hereinafter defined) or which could reasonably be expected to lead to a Company Takeover Proposal, (ii) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Company Takeover Proposal, (iii) participate in any discussions or negotiations regarding any Company Takeover Proposal, (iv) furnish to any person any information, data or access to the properties of the Company in connection with, or take any other action to facilitate, the making of any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal, (v) approve or recommend or propose publicly to approve or recommend any Company Takeover Proposal or (vi) enter into any agreement, arrangement or understanding contemplating or with respect to any Company Takeover Proposal or requiring the Company to abandon, terminate or fail to consummate the Merger. Notwithstanding the foregoing, the Company may, with respect to any written bona fide Company Takeover Proposal made after the date hereof which was not solicited, encouraged or facilitated after the date hereof in breach of this
Section 5.02 or did not otherwise result from a breach of this Section 5.02, at any time prior to the Company Shareholder Approval being obtained, furnish information to, negotiate with or otherwise engage in discussions with any person who has made such Company Takeover Proposal provided that (i) a majority of the entire Company Board determines in good faith, after consultation with its independent financial advisors and upon written advice of its outside legal counsel, that (A) such Company Takeover Proposal provides for a payment or value to the Company's shareholders which is greater than the Merger Consideration and is otherwise reasonably expected to result in (in all cases taking into account any adjustments to the terms and conditions of this Agreement or the Merger offered in writing by Parent in response to such Company Takeover Proposal) a Superior

Company Proposal and (B) such action is necessary to comply with its fiduciary duties to the Company's shareholders under applicable Law, and (ii) no disclosure of any information shall be made to such person prior to entering into a confidentiality agreement containing provisions substantially identical to those contained in the Confidentiality Agreement (as defined in Section 6.02(b)) and no negotiations or discussions shall commence or information be provided to any such person until 72 hours after the Company shall have advised Parent of its intention to do so and provided Parent with a copy of (or an accurate and complete description of all material terms of ) such proposal. The Company shall as promptly as possible (but in no case later than 24 hours after actual receipt by a director or officer of the Company) provide Parent with a copy of any written Company Takeover Proposal received and a written statement with respect to any non-written Company Takeover Proposal received or any inquiries or requests for information related to a Company Takeover Proposal, which statement shall include the material terms thereof and the identity of the person making the Company Takeover Proposal. The Company shall keep Parent fully informed on a reasonably current basis of any proposals, inquiries or material developments with respect to any proposals, inquiries or discussions. Any information provided to Parent by the Company under this subsection (a) shall be maintained confidential in the same manner as other information furnished by the Company pursuant to the Confidentiality Agreement. If the Company or any of its Subsidiaries or its or their representatives receives a request for information from a person who has made an unsolicited bona fide written Company Takeover Proposal involving the Company and the Company is permitted to provide such person with information, the Company will provide to Parent a copy of the confidentiality agreement with such person promptly upon its execution and provide to the Parent a list of, and copies of, the information provided to such person concurrently with its delivery to such person and promptly provide Parent with access to all information to which such person was provided access, in each case only to the extent not previously provided to the Parent.

         (b) Nothing contained in Section 5.02(a) shall prohibit the Company or the Company Board from making any disclosure to the Company's shareholders required by applicable Law.

         (c) For purposes of this Agreement:

         "Company Takeover Proposal" means any proposal or offer (other than by Parent, Sub or any of their affiliates) for or any public announcement of an intention to complete (i) a merger, consolidation, share exchange, dissolution, recapitalization, liquidation or other business combination involving the Company or any of its Subsidiaries, (ii) the acquisition in any manner, directly or indirectly, of beneficial ownership of a number of shares of any class of equity securities of the Company (other than a change in ownership of Union Oil Company of California) equal to or greater than 15% of the number of such shares outstanding before such acquisition, or (iii) the acquisition (including any lease, long-term supply agreement, mortgage, pledge or other arrangement having similar economic effect) in any manner, directly or indirectly, of any business or assets that generate 15% or more of the Company's consolidated net revenues or net income or constitute more than 15% of the Company's assets, in each case other than the Merger and whether in a single transaction or a series of related transactions.

         "Superior Company Proposal" means any bona fide written proposal made by a third party (other than by Parent, Sub or any of their affiliates) to acquire directly or indirectly (i) all the equity securities or (ii) all or substantially all assets of the Company and its Subsidiaries, whether by merger, consolidation, share exchange, dissolution, recapitalization, liquidation or otherwise, if the Company Board determines in good faith by a vote of a majority of its members (based on, among other things, the written advice of its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, that such proposal (x) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of Company Common Stock than the Merger (taking into account any adjustments to the terms and conditions of this Agreement or the Merger offered in writing by Parent) and (y) is reasonably likely to be consummated without undue delay.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         Section 6.01.     Shareholders Meeting.

         (a) The Company shall take all action in accordance with the Company Charter, Company Bylaws and applicable Laws necessary to call, give notice of, convene and hold a special meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of seeking the Company Shareholder Approval of this Agreement and the Merger at the earliest practicable date and in any event before June 16, 2003. The Company Board shall recommend to shareholders of the Company that they give the Company Shareholder Approval and the Company will use its commercially reasonable best efforts (including the solicitation of proxies) to solicit and obtain such approval; provided, however, that, the Company Board shall be permitted to modify or withdraw its recommendation (but not its approval) and to not recommend a vote for the Merger or to advise against voting for the Merger (each a "Change in Recommendation") in each case in a manner adverse to Parent and in such case not solicit votes in favor of approval if after the date of this Agreement the Company has received a Superior Company Proposal and a majority of the full Company Board determines in good faith, after receipt of written advice from its outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company's shareholders under applicable Law, but only after the third business day following Parent's receipt of written notice that the Company Board is prepared to withdraw or modify its recommendation. Unless this Agreement is terminated in accordance with Section 8.01, the obligation of the Company Board to cause this Agreement and the Merger to be submitted to the Company's shareholders for approval at the Company Shareholders Meeting will not be limited or affected by any Change in Recommendation; provided that if there has been a Change in Recommendation in accordance with this Section 6.01, the Company Board may submit the Merger and this Agreement, "without recommendation," in accordance with Article 5.03 of the TBCA. Unless this Agreement is terminated in accordance with Section 8.01, the Company Board will not, in connection with any Change in Recommendation, take any action to withdraw the approval of the Company Board of this Agreement or the Merger, including for purposes of causing the Company Rights Agreement, Part 13 of the TBCA or any state takeover statute or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares to be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger and the Support Agreements. As promptly as practicable after the execution of this Agreement, the Company shall prepare solicitation materials for the Company Shareholders Meeting. The Company and Parent shall cooperate with each other in preparation of such solicitation materials. The Company shall give Parent the opportunity to review and comment on the solicitation materials and any amendments or supplements thereto prior to them being sent or distributed to the Company's shareholders. Subject to the foregoing, as promptly as practicable, and in any event before May 25, 2003, the Company shall mail a notice of special meeting and solicitation materials (including proxies) to its shareholders entitled to notice of and to vote at the Company Shareholders Meeting.

         (b) The information supplied by the Company in the solicitation materials sent to the shareholders of the Company in connection with the Company Shareholders Meeting shall not, at the date such materials (or any supplement thereto) are first mailed to such shareholders, at the time of the Company Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or affiliates, should be discovered by the Company that should be set forth in a supplement to the solicitation materials, the Company shall promptly inform Purchaser and promptly supplement such material.

         (c) The information supplied by Parent for inclusion in the solicitation materials to be sent to the shareholders of the Company in connection with the Company Shareholders Meeting shall not, at the date the solicitation materials (or any supplement thereto) is first mailed to such shareholders, at the time of the Company Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its subsidiaries or affiliates should be discovered by Parent that should be set forth in a supplement to the solicitation materials, Parent shall promptly inform the Company.

         Section 6.02.     Access to Information; Confidentiality.

         (a) The Company shall and shall cause its Subsidiaries to (i) afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, access during reasonable business hours during the period prior to the Effective Time to (x) all of the Company's properties, books, contracts, commitments, personnel and records and other information and business documents, (y) by appointment, the Company's independent reserve engineers and accountants and (z) the premises and facilities of the Company, provided that access to the premises and facilities shall be permitted only at times and upon conditions reasonably acceptable to Parent and the Company (consent by the Company not to be unreasonably withheld), and (ii) promptly furnish such information as may be reasonably requested from time to time by Parent or its representatives. During the period prior to the Effective Time, Parent shall not contact any of the Company's customers, working interest owners, contractors, lenders, lessors, parties to contracts with the Company and suppliers, except at such times and upon such conditions as may be reasonably agreed upon by the Company and Parent, and Company's agreement shall not be unreasonably withheld. The Company shall have the right to have representatives present at all times of any such inspections, interviews and communications conducted by Parent or its representatives.

         (b) Neither any investigation conducted by Parent or its representatives pursuant to this Section 6.02 or otherwise nor the results thereof shall affect any representation or warranty of the Company contained in this Agreement or the ability of Parent to rely thereon. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated February 17, 2003, between the Company and Parent (the "Confidentiality Agreement").

         Section 6.03.     Commercially Reasonable Best Efforts; Notification.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) determining whether any action by or in respect of or filing with any Governmental Entities is required or any actions, consents, approvals or waivers are required to be obtained from third parties in connection with the Merger, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary, proper or advisable consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

         (b) Nothing in this Agreement shall require Parent or Sub to agree to, or permit the Company to agree to, the imposition of conditions, the payment of any material amounts or any requirement of divestiture to obtain any approval or consent, and in no event shall any party take, or be required to take, any action that would or could reasonably be expected to have a Company Material Adverse Effect.

         (c) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate or any event or condition that could reasonably be expected to cause any representation or warranty made by it not to be true and correct at the Effective Time, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any notice or other communication it receives from any person alleging that the consent of such person is or may be required in connection with the Merger, (iv) any notice or other communication it receives from any Governmental Entity in connection with the Merger, or (v) any action, suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting it that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or 4.07, as applicable, or that relate to the consummation of the Merger; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         Section 6.04.     Stock Options.

         (a) At the Effective Time, each holder (an "Optionholder") of a then outstanding Company Stock Option (whether or not vested or exercisable) shall be entitled to receive from the Company, in cancellation of such Company Stock Option, for each share of Company Common Stock subject to such Company Stock Option, an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option (such amount being hereinafter referred to as, the "Option Consideration"). Prior to the Effective Time, the Company shall use commercially reasonable best efforts to obtain an option cancellation agreement (in form reasonably satisfactory to Parent) executed by each such Optionholder that requires the cancellation of the Company Stock Options of such Optionholder in exchange for receipt by the Optionholder of the Option Consideration ("Option Cancellation Agreement")(or a written release of the Optionholder's rights under any Company Stock Option in form reasonably satisfactory to Parent).

         (b) All amounts payable to each Optionholder pursuant to this Section
6.04 shall be subject to any required withholding of Taxes and shall be paid as soon as practicable, but in any event within seven (7) days, following the later of the Effective Time and delivery by the Optionholder of his or her executed Option Cancellation Agreement (or a written release of the Optionholder's rights under any Company Stock Options in form reasonably satisfactory to the Parent) without interest. The cancellation of a Company Stock Option in exchange for the cash payment described in this Section 6.04 shall be deemed a release of any and all rights the holder had or may have had in respect thereof.

         (c) In this Agreement:

         "Company Stock Option" means any option to purchase Company Common Stock granted under any of the Company Stock Plans.

         "Company Stock Plans" means the Company's (i) 1998 Omnibus Stock and Incentive Plan, as amended, (ii) Non-Statutory Director Stock Option Plan, as amended, and (iii) 1987 Incentive Stock Option Plan, as amended.

         (d) To the extent that Parent, at Parent's sole option, directs the Company prior to the Effective Time to terminate the Matador Petroleum Corporation 401(k) Profit Sharing Plan and in sufficient time to provide any required advance notices to participants in such plan with respect to such termination, the Company shall terminate such plan immediately prior to the Effective Time in the manner reasonably requested by Parent; provided, however, the Company shall not be required to prepare or make any filings with the Internal Revenue Service in connection with such termination prior to the Effective Time.

         Section 6.05.     Indemnification.

         (a) After the Effective Time, Parent will cause the Surviving Corporation to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or any of its Subsidiaries (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") with respect to any liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise with the approval of the Parent (which approval shall not be unreasonably withheld or delayed), cost or expense (including reasonable fees and expenses of legal counsel) incurred in connection with any threatened or actual action, suit or proceeding based on, or arising out of, the fact that such person is or was a director or officer of the Company or any of its Subsidiaries ("Indemnified Liabilities"), in each case, to the full extent that the Surviving Corporation is permitted under applicable Texas Law to so indemnify. Any Indemnified Party desiring to claim indemnification under this Section 6.05(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under this
Section 6.05(a) except to the extent such failure materially prejudices such indemnifying party). After the Surviving Corporation's receipt of such notice with respect to any such claim, action, suit, proceeding or investigation, the Surviving Corporation shall have the right to assume and direct all aspects of the defense thereof, including settlement, and the Indemnified Party shall cooperate in the vigorous defense of any such matter. In no event shall Parent or the Surviving Corporation be liable for any settlement effected without its prior written consent. If any determination that an Indemnified Party's conduct complies with the standards set forth in the TBCA is required to be made, such determination shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. The Surviving Corporation shall promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any such action, suit or proceedings described above, as such expenses are incurred, to the fullest extent permitted by the TBCA, subject to the receipt by the Surviving Corporation of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Surviving Corporation. The rights to indemnification under this Section 6.05(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the final disposition of such Indemnified Liabilities.

         (b) For a period of six years after the Effective Time, Parent shall cause to be maintained, to the extent such coverage is then reasonably available, policies of directors' and officers' liability insurance providing coverage with respect to matters occurring prior to the Effective Time that is substantially equal to the coverage provided under the Company's directors' and officers' liability insurance policies existing on the date of the Agreement with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall this covenant require annual expenditures of more than 150% of the last annual premiums paid prior to the date hereof by the Company for such insurance.

         (c) Parent shall assume by written instrument delivered at the Closing each indemnification agreement between the Company and any of its former and existing officers and directors which was in force and effect immediately prior to the date of this Agreement and is listed on Schedule 3.14 of the Company Disclosure Letter.

         (d) In the event Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 6.05.

         (e) The provisions of this Section 6.05 are (i) intended to be for the benefit of, and to be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Parent agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section 6.05.

         Section 6.06.     Fees and Expenses.

         (a) Except as provided below, all fees and expenses incurred in connection with the Merger and this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

         (b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.01(d) (superior proposal), (ii) by Parent pursuant to
Section 8.01(c)(i) (change in recommendation) or (iii) by Parent or the Company pursuant to Section 8.01(b)(iii) (failure to obtain Company Shareholder Approval) after a Change in Recommendation, then the Company shall promptly, but in no event later than the date of such termination (or one business day after such termination if terminated by Parent), pay to Parent a fee equal to $20.0 million (the "Termination Fee"), by wire transfer of same day funds to an account designated by Parent, which shall be deemed to be sole and exclusive remedy and liquidated damages payable to Parent for such termination because Parent's actual damages would be difficult to ascertain.

         (c) In the event there has not been a Change in Recommendation prior to the Company Shareholder Meeting and this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(iii) (failure to obtain Company Shareholder Approval) or Section 8.01(b)(ii) (expiration date of this Agreement) and (x) within one hundred eighty (180) days after the date of such termination, the Company or any of its Subsidiaries enters into an agreement for or consummates a transaction that constitutes a Company Takeover Proposal, or (y) after the date of this Agreement and prior to such termination, there shall have been made a Company Takeover Proposal or any proposal or expression of interest by a third party regarding a Company Takeover Proposal shall have been disclosed publicly or generally to the Company's shareholders and within twelve (12) months of the date of such termination the Company or any of its Subsidiaries enters into any agreement for or consummates a transaction that constitutes a Company Takeover Proposal with the person (or one of its affiliates) who made (or expressed interest in) a Company Takeover Proposal as described in this clause (y), then in either case the

Company will prior to the earlier of consummation of a transaction that constitutes a Company Takeover Proposal or execution of a definitive agreement with respect thereto, pay to Parent an amount equal to the Termination Fee less any amount previously paid to Parent pursuant to Section 6.06(d), by wire transfer of same day funds to an account designated by Parent, which shall be deemed to be the sole and exclusive remedy and liquidated damages payable to Parent for such termination because Parent's actual damages would be difficult to ascertain.

         (d) In the event there has not been a Change in Recommendation prior to the Company Shareholder Meeting and this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(iii) (failure to obtain Company Shareholder Approval) and after the date hereof and prior to such termination there shall not have been made a Company Takeover Proposal and no proposal or expression of interest by a third party regarding a Company Takeover Proposal shall have been disclosed publicly or generally to the Company's shareholders, then the Company shall promptly, but in no event later than the date of such termination (or one business day after such termination if terminated by Parent), pay to Parent $4.0 million as payment in full of Parent's estimated expenses, by wire transfer of same day funds to an account designated by Parent.

         Section 6.07.     Public Announcements.

         Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or otherwise making any such public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except after reasonable attempts to provide notice have been undertaken and if such release or statement is required by applicable Law.

         Section 6.08.     Transfer Taxes.

         All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Merger shall be paid by the party upon whom the primary burden is placed by the applicable Law. Each party shall cooperate with the other in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company or any of its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such Tax Returns.

         Section 6.09.     Support Agreements.

         Contemporaneously with the execution of this Agreement, each of the shareholders of the Company listed in Schedule 6.09 of the Company Disclosure Letter shall execute and deliver a Voting and Support Agreement (collectively, the "Support Agreements"), which shall become effective as of the date hereof.

         Section 6.10.     Tax Certificates.

         On or before the Closing Date, the Company shall (i) use commercially reasonable best efforts to provide to Parent a certificate of non-foreign status for each Company shareholder which meets the requirements of Treasury Regulation
Section 1.1445-2(b)(2), or (ii) provide to Parent a certification by the Company with respect to the shares of the Company which meets the requirements of Treasury Regulation Section 1.1445-2(c)(3) dated within 30 days prior to the Closing Date.

         Section 6.11.     Further Assurances.

         At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

         Section 7.01.     Conditions to Each Party's Obligation to Effect the
                           Merger.

         The respective obligation of each party to effect the Merger is subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

         (a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval of this Agreement and the Merger in the manner required by applicable Law.

         (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction preventing the consummation of the Merger shall be in effect.

         (c) Statutory Restraints. No statute, code or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect that prohibits consummation of the Merger.

         Section 7.02.     Conditions to the Obligations of Parent and Sub.

         The obligations of Parent and Sub to effect the Merger is subject to the satisfaction or waiver of the following conditions:

         (a) Representations and Covenants. Company shall have performed or complied in all material respects with all obligations under this Agreement required to be performed or complied with by it at or prior to the Effective Time. The representations and warranties of

Company contained in this Agreement (except for those in Sections 3.03 and 3.04), disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct in all respects, in each case as of the date hereof and as of the Effective Time as if made as of such time, except that representations and warranties expressly made only as of the date hereof or another date specified therein shall be true and correct as of such date and except in any case for failures of such representations and warranties to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the representations and warranties of the Company set forth in Sections 3.03 and 3.04 shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except to the extent that such representations and warranties are expressly made only as of the date hereof or another date specified therein, in which case such representations and warranties shall be true and correct as of such date); provided, however, errors in represented numbers of outstanding shares or Company Stock Options that would result in Parent paying less than an aggregate of $50,000 in additional Option Consideration or Merger Consideration shall not render the representation and warranty contained in Section 3.03 not true and correct; provided further, however, that any such errors shall be considered for purposes of determining whether failure of the representations and warranties of the Company to be true and correct in the aggregate would have a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Company as to the satisfaction of this condition dated as of the Closing Date.

         (b) Non-Compete Agreements. Parent shall have received non-competition agreements executed by each of Joseph Wm. Foran, Jeffrey L. Ventura and Roger S. Manny in the respective forms attached hereto as Exhibit 7.02(b) for such officers of the Company.

         (c) Legal Opinion. Parent shall have received the legal opinion, dated as of the Closing Date, of Jenkens & Gilchrist, P.C. in substantially the form attached hereto as Exhibit 7.02.

         (d) Option Cancellations. Parent shall have received an Option Cancellation Agreement (or a written release by the Optionholder of any rights under such Company Stock Options in form reasonably satisfactory to Parent) from each Optionholder who has not exercised prior to the Effective Time all outstanding Company Stock Options held by such Optionholder.

         (e) Dissent Shares. Holders of no more than 10% of the outstanding Company Common Stock (on a fully diluted basis) shall have exercised (and not withdrawn) their dissenter's rights with respect to the Merger.

         (f) Shareholder Consent. Parent shall have received the consent of Joseph Wm. Foran pursuant to the Shareholders Agreement in the form attached to the letter of Mr. Foran dated May 13, 2003 to Unocal Corporation.

         (g) Unocal Funding. Unocal Corporation shall have contributed to the Company the amount specified in the letter of Mr. C. Barry Osborne dated May 13, 2003 to Unocal Corporation.

         (h) KPMG Opinion. Parent shall have received the "should" letter opinion of KPMG in form reasonably satisfactory to Parent respecting certain matters under Section 280G of the Code in accordance with the letter of KPMG LLP dated May 13, 2003 to Parent.

         Section 7.03.     Conditions to the Obligations of Company.

         The obligation of the Company to effect the Merger is subject to the satisfaction or waiver of the following conditions:

         (a) Representations and Covenants. Parent and Sub shall have performed or complied in all material respects with all obligations under this Agreement required to be performed or complied with by them at or prior to the Effective Time. The representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct in all respects, in each case as of the date hereof and as of the Effective Time as if made as of such time, except that representations and warranties that are expressly made only as of the date hereof or another date specified therein shall be true and correct as of such date and except in any case for failures of such representations and warranties to be true and correct that would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent as to the satisfaction of this condition dated as of the Closing Date.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         Section 8.01.     Termination.

         This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

         (a) by mutual written consent of Parent and the Company;

         (b) by either Parent or the Company:

                  (i) if a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transactions contemplated hereby on the terms contemplated by this Agreement or if any Governmental Entity shall have issued an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting consummation of the Merger or the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                  (ii) if the Merger shall not have been consummated within 120 days after the date hereof (or such later date to which Parent and the Company may have extended the Closing deadline); provided, however, that a party may not terminate pursuant to this clause (b)(ii) if the terminating party shall have breached in any material respect its obligations under this

Agreement in any manner that shall have been the cause of, or resulted in, the occurrence of the failure referred to in this clause; or

                  (iii) if the Company Shareholder Approval is not obtained upon a vote at a duly held meeting of the shareholders of the Company held for that purpose or at any adjournment or postponement thereof;

         (c) by Parent:

                  (i) if, prior to the Effective Time, the Company Board shall have made a Change in Recommendation or shall have recommended or approved a Company Takeover Proposal or shall have resolved to do any of the foregoing;

                  (ii) if there shall have been a breach by the Company of any provision of Section 5.02;

                  (iii) if (A) there shall be a breach of any representation or warranty of the Company in this Agreement or any representation or warranty of the Company in this Agreement shall have become untrue, or (B) there shall be a breach by the Company of any of its covenants or agreements contained in this Agreement, in either case only if the condition in Section 7.02(a) would be incapable of being satisfied as a result and in the case of such a breach or untruth described in clause (A) above, either is not capable of being cured or, if it is capable of being cured, has not been cured within thirty (30) days following written notice to the Company from Parent or Sub of such breach; or

                  (iv) if any shareholder shall have (A) failed to vote for the Merger as required by a Support Agreement or (B) breached any of its other obligations under a Support Agreement if such breach either is not capable of being cured or, if it is capable of being cured, has not been cured within three
(3) days following notice to the Company from Parent or Sub of such breach.

         (d) by the Company if prior to obtaining the Company Shareholder Approval (A) the Company Board, by majority vote of the entire Company Board, determines in good faith, based upon (among other things) the written advice of outside counsel to the Company, with respect to a Superior Company Proposal received after the date hereof that was not solicited or encouraged in violation of Section 5.02 of this Agreement, that acceptance of such Superior Company Proposal is necessary to comply with the fiduciary duties of the Company Board under applicable Law, (B) the Company, at the direction of the Company Board, notifies Parent in writing that it intends to terminate this Agreement and enter into an agreement with respect to such Superior Company Proposal, which notification identifies the person making the Superior Company Proposal and attaches the most current version of all proposed agreements related thereto (or a complete and accurate description of all material terms and conditions thereof), (C) Parent does not make, within three (3) full business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Company Proposal, an offer that the Company Board, by majority vote of the entire Company Board, determines in good faith after consultation with its financial advisors, is at least as favorable to the shareholders of the Company as such Superior Company Proposal, it being understood that the Company shall not enter into any binding agreement with respect to such Superior Company Proposal during such three-business day period (which period shall be extended for one (1) business day after the

Company notifies Parent of any material change in the terms of such Superior Company Proposal that occurs after the initial notification to Parent), (D) prior to such termination, the Company shall, and shall cause its financial and legal advisors to, negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein and (E) the Company concurrently with termination pursuant to this clause (d) pays to Parent the Termination Fee (as provided in Section 6.06(b)). The Company agrees to notify Parent promptly of any material change in such proposal or if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

         (e) by the Company prior to the Effective Time, if (A) there shall be a breach of any representation or warranty of Parent or Sub in this Agreement or any representation or warranty of the Company in this Agreement shall become untrue, or (B) there shall be a breach by Parent or Sub of any of its covenants or agreements contained in this Agreement, in either case only if the condition in Section 7.03(a) would be incapable of being satisfied as a result and in the case of such a breach or untruth described in clause (A) above either is not capable of being cured or, if it is capable of being cured, has not been cured within thirty (30) days following written notice to Parent from the Company of such breach.

         Section 8.02.     Effect of Termination.

         (a) In the event of termination of this Agreement by either the Company or Parent or Sub as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 6.06, this Section 8.02 and
Article IX, which provisions shall survive such termination, and except that nothing in this Section 8.02 shall relieve a party from liability for fraud, the breach of such party's covenants or agreements contained in this Agreement or the willful breach by a party of any representation or warranty set forth in this Agreement and such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result thereof, except as otherwise provided in Section 6.06. The Confidentiality Agreement shall survive any termination.

         (b) In the event of termination of this Agreement other than pursuant to Section 8.01(e), within three (3) business days after the termination, the Hedge Contracts (as defined below) to which Parent or any of its affiliates is a party will be transferred and assigned to the Company or, at the Company's election, to the Bank of Oklahoma as the Company's designee and the Company agrees to fully assume or, at the Company's election, cause Bank of Oklahoma as its designee to assume such contracts. For purposes of this Section 8.02(b), the Hedge Contracts are the contracts described on Exhibit 8.02 hereto and in the volumes shown thereon. The Hedge Contracts may be entered into by Parent promptly after execution of this Agreement. To the extent that the Company enters into any portion of the Hedge Contracts within 24 hours after execution of this Agreement at prices and on terms reasonably acceptable to Parent, then the Company shall not be required to assume such amount of Hedge Contracts from Parent. Any costs or expenses incurred by Parent or its affiliates to enter into or put in place the Hedge Contracts shall be borne by Parent or its affiliates. Any costs or expenses incurred in connection with the assumption or transfer of the Hedge Contracts by or to the Company or its designee shall be borne by the Company or its affiliates.

         Section 8.03.     Amendment.

         This Agreement may be amended, supplemented or modified by the parties at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval only by an instrument in writing signed on behalf of each of the parties; provided, however, that after receipt of the Company Shareholder Approval, there shall be made no amendment, supplement or modification that by Law requires further approval by the shareholders of the Company without such further approval of such shareholders.

         Section 8.04.     Extension; Waiver.

         At any time prior to the Effective Time, any party (a) may extend the time for the performance of any of the obligations or other acts of the other parties, (b) may waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, may waive compliance with any of the agreements of another party or any conditions to its own obligations contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not impair such right or constitute a waiver of, or the acquiescence in, any breach of any representation, warranty, covenant or agreement herein, and any single or partial exercise of any such right shall not preclude other or further exercise thereof or of any other right. Except as set forth in Sections 6.06 and 8.02, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         Section 8.05.     Procedure for Termination, Amendment, Extension or
                           Waiver.

         A termination of this Agreement pursuant to Section 8.01, an amendment, modification or supplement of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.01.     Nonsurvival of Representations and Warranties.

         None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 9.02.     Notices.

         All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding business day if received after 5:00 p.m. local time on a business day or if received on a Saturday, Sunday or United States holiday) by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      if to Parent or Sub, to:

                  Tom Brown, Inc.
                  555 Seventeenth Street
                  Suite 1850
                  Denver, CO  80202
                  Attention:  Bruce R. DeBoer
                  Facsimile:  (303) 260-5161

         (b)      if to the Company, to:

                  Matador Petroleum Corporation
                  8340 Meadow Road
                  Suite 150, Pecan Creek
                  Dallas, Texas  75231
                  Attention:  Joseph Wm. Foran, Chief Executive Officer
                  Facsimile:  (214) 691-1415

         with a copy to:

                  Jenkens & Gilchrist, P.C.
                  1445 Ross Avenue, Suite 3200
                  Dallas, Texas  75202
                  Attention:  Daryl B. Robertson
                  Facsimile:  (214) 855-4300

         Section 9.03.     Definitions.

         For purposes of this Agreement:

         An "affiliate," when used with reference to any person, shall have the meaning ascribed to such term in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended, as in effect on the date of this Agreement.

         A "business day" means any day other than Saturday, Sunday or any other day on which banks in Dallas, Texas are required or permitted by applicable Law to close.

         The phrase "Company knowledge" or "knowledge of the Company" means that which is known by an officer of the Company or any division land manager, properties administration manager, engineering manager, operations manager, geological manager or geophysical manager after reasonable inquiry or which should have been known by such person in the prudent exercise of the responsibilities of their job function.

         A "Company Material Adverse Effect" means any event, circumstance or occurrence that, individually or together with any other event, circumstance or occurrence, (i) is, or would be reasonably expected to be, materially adverse to the business, operations, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) is preventing or materially impairing, or would be reasonably expected to prevent or materially impair, the ability of the Company to perform its obligations under this Agreement or to consummate the Merger; provided, however, that events, circumstances or occurrences resulting from (a) changes in the economy in general, (b) changes in Hydrocarbon prices or other changes affecting the oil and gas industry generally and not specifically relating to or having a materially disproportionate effect (relative to most other exploration and production companies of a similar size to the Company and a majority of whose reserves are natural gas) on the Company and its Subsidiaries, or (c) the announcement of the transactions contemplated hereby shall not be deemed to constitute a Company Material Adverse Effect or be considered in determining whether a Company Material Adverse Effect has occurred.

         The term "Hydrocarbon" means oil, natural gas and related products.

         The phrase "in the ordinary course of business," with respect to any action, means such action is:

         (a) consistent with the past custom and practices of such person (including with respect to quantity and frequency) and is taken in the ordinary course of the normal day-to-day operations of such person; and

         (b) not required to be authorized by the Board of Directors of such person.

         A "Parent Material Adverse Effect" means any event, circumstance or occurrence that is preventing or materially impairing, or would be reasonably expected to prevent or materially impair, the ability of Parent to perform its obligations under this Agreement or to consummate the Merger; provided, however, that events, circumstances or occurrences resulting from (a) changes in the economy in general, (b) changes in Hydrocarbon prices or other changes affecting the oil and gas industry generally and not specifically relating to or having a materially disproportionate effect (relative to most other exploration and production companies of a similar size to Parent and a majority of whose reserves are natural gas) on the Parent and its subsidiaries, or (c) the announcement of the transactions contemplated hereby shall not be deemed to constitute a Parent Material Adverse Effect or be considered in determining whether a Parent Material Adverse Effect has occurred.

         A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, or other form of business entity of any kind or any "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

         Words and terms used in this Agreement which are defined in other Sections of this Agreement are used throughout this Agreement as therein defined.

         Section 9.04.     Interpretation.

         When a reference is made in this Agreement to a Section or an Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 9.05.     Severability.

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

         Section 9.06.     Counterparts.

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 9.07.     Entire Agreement; No Third-Party Beneficiaries.

         Except for the Confidentiality Agreement, which continues in full force and effect, this Agreement, taken together with the Company Disclosure Letter,
(a) constitutes the entire agreement of, and supersedes all prior agreements and understandings, both written and oral, among, the parties with respect to the transactions contemplated by, and the subject matter of, this Agreement and (b) this Agreement will be binding upon, inure solely to the benefit of, and be enforceable by, the parties and their respective permitted successors, except for the provisions of Section 2.02 and Section 6.05 which may be also enforced by the persons intended to be benefited thereby. The Company agrees that nothing contained in this Agreement, or the transactions contemplated hereby, shall be deemed to violate the Confidentiality Agreement.

         Section 9.08.     Governing Law; Submission to Jurisdiction.

         This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party to this Agreement submits to the exclusive jurisdiction of any state or federal court sitting in Dallas County, Texas in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court. Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced in any other jurisdiction by suit on the judgment or any other manner provided at Law (common, statutory or other) or in equity. Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought. Each of the parties hereto irrevocably consents to service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by personal delivery of such summons, complaint or process to such party. Nothing in this Section 9.08 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

         Section 9.09.     Attorneys' Fees.

         If any action at Law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

         Section 9.10.     Company Disclosure Letter.

         The disclosures made on the Company Disclosure Letter with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Company Material Adverse Effect.

         Section 9.11.     Assignment.

         Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void.

         Section 9.12.     Limitations on Warranties.

         (a) Except for the representations and warranties contained in this Agreement, the Company Disclosure Letter and any agreements or certificates delivered pursuant to this Agreement, the Company makes no other express or implied representation or warranty to Parent or Sub. Parent and Sub each acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Company other than the representations and warranties of the Company set forth in this Agreement, the Company Disclosure Letter or any agreements or certificates delivered pursuant to this Agreement.

         (b) Except for the representations and warranties contained in this Agreement and any agreements or certificates delivered pursuant to this Agreement, Parent and Sub make no other express or implied representation or warranty to the Company. The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Sub other than the representations and warranties of Parent and Sub set forth in this Agreement or any agreements or certificates delivered pursuant to this Agreement.

         Section 9.13.     Specific Performance.

         The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         Section 9.14.     Waiver of Trial by Jury.

         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                       PARENT:

                                       TOM BROWN, INC.


                                       By: /s/ JAMES D. LIGHTNER
                                           -------------------------------------
                                       Name:   James D. Lightner
                                       Title:  Chairman, CEO and President



                                       SUB:

                                       MAVERICK ACQUISITION CORPORATION


                                       By: /s/ DANIEL G. BLANCHARD
                                           -------------------------------------
                                       Name:   Daniel G. Blanchard
                                       Title:  President


                                       MATADOR PETROLEUM CORPORATION


                                       By: /s/ JEFFREY L. VENTURA
                                           -------------------------------------
                                       Name:   Jeffrey L. Ventura
                                       Title:  President and COO

                                                                 EXHIBIT 7.02(b)


                     FORMS OF NONCOMPETITION AGREEMENTS FOR
                        MESSRS. FORAN, VENTURA AND MANNY

                              [SEPARATE ATTACHMENT]

                                                                 EXHIBIT 7.02(c)


         OPINIONS TO BE ADDRESSED BY JENKENS & GILCHRIST OPINION LETTER

         1. The Company has been duly incorporated, is validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority necessary to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted.

         2. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and to consummate the Merger. The execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company. Except for the filing of the Articles of Merger with the Secretary of State of the State of Texas, no other proceedings on the part of the Company are necessary to authorize the Merger Agreement or to consummate the Merger.

         3. The Company has duly executed and delivered the Merger Agreement. The Merger Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         4. The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.10 per share, and 2,000,000 shares of preferred stock, par value $0.10 per share. Of the authorized capital stock, (i) ________ shares of Company Common Stock are issued and outstanding, and (ii)
_______shares of Company Common Stock are held by the Company in its treasury or by one of the Subsidiaries. All of the outstanding shares of Company Common Stock and of the capital stock of the Subsidiaries are duly authorized and validly issued and, except for shares of Company Common Stock issued pursuant to the Company's 2002 Matador Employee Incentive Loan Program, are fully paid and nonassessable. None of the outstanding shares of Company Common Stock or of the capital stock of the Subsidiaries are subject to or have been issued in violation of any preemptive or similar right under any provision of the TBCA, the Articles of Incorporation or Bylaws of the Company, any Subsidiary's charter or bylaws or, to our knowledge, any contract or agreement to which the Company or any Subsidiary is a party or otherwise bound.

         5. Except for (i) outstanding options to purchase a total of ______ shares of Company Common Stock, (ii) outstanding rights to purchase Company Common Stock under the Rights Agreement dated as of May 17, 2001 between the Company and A.G. Edwards & Sons, Inc., as Rights Agent, and (iii) the matters described on Schedule 3.03 of the Company's Disclosure Letter, to our knowledge, there are not any options, warrants, calls, rights, convertible or exchangeable securities or commitments to which the Company or a Subsidiary is a party or by which any of them is bound (x) obligating the Company or a Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its Subsidiaries or (y) obligating the Company or a Subsidiary to issue, grant or enter into any such option, warrant, call, right, security or commitment. To our knowledge, the Company owns beneficially or of record all of the outstanding capital stock of each Subsidiary free and clear of all Liens.

                                                                    EXHIBIT 8.02


                                 HEDGE CONTRACTS

                              [SEPARATE ATTACHMENT]